EXHIBIT 99.2

                                  [LOGO] RUGER

To the Shareholders of Sturm, Ruger & Co., Inc.,

The first quarter of 2009 was a significant improvement over the first quarter of last year and continues the progress made in 2008:

      o The level of demand for our products during the first quarter of 2009 has been unusually high, with more than 500,000 units ordered.

      o Our firearms sales grew 55.5% from the first quarter of 2008 and 8.7% from the fourth quarter of 2008.

      o Our firearms unit production grew 69.3% from the first quarter of 2008 and 25.6% from the fourth quarter of 2008.

      o Our backlog grew to 458,900 units and $136.3 million at the end of the first quarter of 2009, from 175,900 units and $47.8 million at the end of 2008.

      o We had a successful launch of a new product platform, the LCR, our Lightweight, Compact Revolver.

      o Cash generated from operations during the first quarter of 2009 was $10.4 million. At the end of the first quarter of 2009, our cash, cash equivalents and short-term investments totaled $33.9 million. Our pre-LIFO working capital of $96.4 million, less the LIFO reserve of $44.1 million, resulted in working capital of $52.3 million and a current ratio of 2.9 to 1. The Company has no debt.

      o We declared a dividend of 8.6(cent) per share for shareholders of record as of May 15, 2009, payable on May 29, 2009.

      o During the first quarter of 2009, capital expenditures totaled $3.7 million. We expect to invest approximately $12 million for capital expenditures during 2009.

My goal in writing this letter is to put the first quarter of 2009 results and current level of demand into context, update you on the ongoing transformation of Ruger, and to give you the information you need to better assess Ruger's intrinsic value.

Product Demand: We are fortunate to have high demand for our products at a time when much of the economy is weak. The level of demand for our products started to rise in October 2008 and has been extremely strong through the first quarter of 2009. Demand has substantially exceeded our production capacity and our backlog has grown dramatically.

While some of the demand for our products is due to our successful launch of new products over the past 18 months, a substantial portion of the current demand appears to be based on two concerns: that the change in Federal administrations might lead to a so-called assault weapons ban, and general concerns over personal security and property protection as the economy worsens. It is uncertain how long these concerns will drive demand, and whether the demand will taper off slowly, or decline precipitously. There is some precedent from 1994, when similar concerns drove up demand for a period of time. It is important to note, however, that following the enactment of the 1994 assault weapons ban, demand declined significantly and quickly.

I caution our Shareholders not to place undue reliance on the size of our backlog and current demand levels.

When demand eventually declines to more historical levels, and especially so if the decline is precipitous, we will be very cautious to avoid over-supplying the distribution channel merely because we have orders on the books. Our goal at that time will be to manufacture to actual end-user demand plus some additional units to slowly build safety stock inventory in our warehouse and in the distribution channel. Doing so should help mitigate the impact of volatile demand and help us preserve our workforce and the efficiencies we have gained in our manufacturing processes. It will also help us maintain the quality of our accounts receivable.

There is an additional beneficial note from this high level of demand - we hear anecdotally from retailers that a significant portion of their customers are new and often buying their very first firearm. We are hopeful that those new firearms owners will return to buy more Ruger products in the future.

Manufacturing: We have made steady progress in the past 12 months in improving our production. Some of the production volume increase has come from extensive overtime by our employees and that portion cannot continue to increase. We are, however, continuing to achieve capacity and efficiency gains from process improvements and from judicious capital investment. Where we believe that demand for our products, especially the new products, will remain strong even when the overall market demand declines, we are investing in additional equipment to increase capacity. Approximately 1/3 of our capital investment in 2008 was for tooling new products, approximately 1/3 for capacity expansion, and 1/3 for maintenance and replacement of our established base manufacturing capacity.

Process improvements are a core part of our commitment to transforming Ruger into a lean organization. We continue to develop standard work, single-piece flow cells, and inventory pull systems throughout our operations and have many opportunities still ahead of us.

With the recent introduction of the LCR, we have our first production cell where the lean manufacturing operations were developed concurrently with the product. The result is that the LCR has been manufactured efficiently right from the startup of the cell and without the custom gunsmithing typical of double-action revolvers. We found that we can build the LCR faster than some vendors can supply components, and we are working with them to build their capacity and improve their processes.

Liquidity: Liquidity is very important in today's uncertain economy and tight credit market. Ruger has a strong balance sheet, with approximately $34 million in cash and equivalents, no debt, and an unused credit line of $25 million. Additionally, our accounts receivable balance is more than 97% current. Ruger has financed its growth, its investment in capital expenditures, and its share repurchases with cash from operations.

Dividend: We declared a dividend of 8.6(cent) per share for shareholders of record as of May 15, 2009, payable on May 29, 2009.

The Board of Directors considers a dividend each quarter, based on a number of factors including:

      a.    Progress in our lean transformation,
      b.    Profitability,
      c.    Cash generation,
      d.    Inventory management,
      e.    Capital expenditure investment,
      f.    Acquisition opportunities,
      g.    Stock repurchases, and
      h.    Rates of returns on our cash investments.

Our Board of Directors will continue to consider these factors and any additional relevant issues each quarter to determine whether to declare a dividend.

Based on the Board of Directors' analysis of the above factors, it was decided to declare a dividend for the first quarter based on a ratio of earnings in the quarter. It is important to note that, if dividends are declared in future quarters based on a ratio of the earnings, then the dividend amounts will vary each quarter.

The actual earnings metric used to calculate the dividend for the first quarter was adjusted operating performance, as disclosed below in the table that shows underlying operating performance for the past five quarters.

Stock Repurchase: During the first quarter of 2009, the Company repurchased 2,402 shares of its common stock under a 10b5-1 plan. The shares were purchased in the open market at an average price of $6.03 per share, at a total cost of $14,484. The repurchase was funded from cash on hand. In October 2008, the Company announced that its Board of Directors had authorized the Company to repurchase up to $5 million of its common stock, and $4.7 million remains available under this repurchase program.

Performance Metrics

Please read our quarterly filings, especially the section titled, "Management's Discussion & Analysis of Financial Condition and Results of Operations" (the "MD&A").

Our quarterly SEC filings and Letters to Shareholders are available on the internet at www.sec.gov and www.ruger.com/corporate/. If you would like to receive notice of our SEC filings and other press releases by email, you may sign up for this service at www.ruger.com/corporate/. You may also submit questions about our results at www.ruger.com/corporate/ and, if appropriate, your questions will be addressed by the Company in a manner compliant with Regulation FD at the time of our next quarterly filing.

The following table is an internal statement that helps us analyze comparative, underlying operating performance on a quarter-to-quarter basis:

                                                                           2008
                                           2009       ----------------------------------------------
                                            Q1           Q4           Q3          Q2           Q1
                                         --------     ----------------------------------------------
Reported operating income                $  9,434     $  9,349     $    379    $  1,483     $  2,326
Adjustments
   LIFO                                      (249)      (3,024)       1,578       2,130           98
   Overhead rate                              689           90           47      (1,062)        (464)
   Direct labor rate                          169           60          568      (1,879)          --
   Severances                                  --           --           --          --          707
   Excess & obsolete inventory reserve        (92)         215           32         666         (418)
   Frozen defined-benefit pension             500         (745)          --          --           --
   Product recalls                            579           26        2,268          --        1,208
Total adjustments                           1,596       (3,378)       4,493        (145)       1,131
                                         --------     ----------------------------------------------
Underlying performance comparison        $ 11,030     $  5,971     $  4,872    $  1,338     $  3,457
                                         ========     ==============================================

Summary

Product Demand: We are in a period of unusually high demand apparently driven by events and concerns outside the control of our industry. The spike in demand is partially driven by new end-user consumers entering the firearms market, which is good for the industry in the long term. We do not know how long this high demand will last, or how quickly demand will decline once it starts to return to historical levels.

Looking beyond this spike in demand, the major driver for continued organic growth at Ruger will be new products in growth segments of the market, and we are firmly committed to investing in that new product development. During the first quarter of 2009 we demonstrated that commitment by launching a major new platform product, the LCR, our Lightweight, Compact Revolver. It squarely addresses the growing market for small double-action revolvers for self-defense applications.

Production: Production volumes for the first quarter of 2009 are up significantly over the past quarter and year, as are labor and overhead efficiency. We expect production capacity to continue to increase, albeit at a more modest pace than we have achieved recently. This progress has largely been a result of continuing to implement lean methodologies throughout the Company, and we are committed to continuing the Company's transformation to a lean enterprise.

Beyond the current demand volatility, I see strong opportunities ahead of us for Ruger to grow and prosper. Ruger has a popular brand, a strong balance sheet, hard-working, dedicated employees, an experienced and engaged Board of Directors, and a clear plan to transform the business.

We have made significant progress to date. The transformation of Ruger will take several years and the road will not always be smooth, perhaps especially so in the context of our uncertain economic times and potentially volatile demand, but we anticipate the effort will deliver enhanced shareholder value.

                                    Michael O. Fifer
                             Chief Executive Officer
April 28, 2009

Certain information relating to projection of the Company's future results is forward-looking and involves risks, uncertainties and assumptions that could cause actual future results to materially differ from the forward-looking information. A discussion of some of the factors that individually or in the aggregate we believe could make our actual future results differ materially from such projections can be found under Item 1A Risk Factors in our Annual Report on Form 10-K filed with the SEC in February 2009. Our quarterly and annual SEC filings are available on the internet at www.sec.gov and www.ruger.com/corporate/.